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                                  EXHIBIT 23.2



INDEPENDENT AUDITORS' CONSENT



The Board Directors
United Community Financial Corp.

We consent to incorporation by reference in the Registration Statement No. 333-86015 of United Community Financial Corp. on Form S-8 of our report dated July 28, 1999 relating to the consolidated statement of financial condition of Butler Wick Corp. and Subsidiaries as of June 25, 1999 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years ended June 25, 1999 and June 26, 1998, which report has been incorporated by reference in the December, 1999 annual report on Form 10-K of United Community Financial Corp.

Packer Thomas



/s/ Packer, Thomas & Co.

Youngstown, Ohio
March 28, 2000